Exhibit 16.1

June 25, 2014

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by OverNear, Inc. in Item 4.01 of its Form 8-K dated June 25, 2014, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

/s/Gumbiner Savett Inc.

Santa Monica, California